Exhibit 10.1
THIRD AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS THIRD AMENDMENT TO THE EMPLOYMENT AGREEMENT entered into as of May 23, 2005 (the “Agreement”) by and between Commercial Metals Company, a Delaware corporation (the “Employer”), and Murray R. McClean (“Executive”), first amended as of September 1, 2006, and second amended as of April 7, 2009, is made this 31st day of December, 2009.
RECITALS:
     WHEREAS, the Employer and Executive entered into the Agreement as of May 23, 2005 and amended the Agreement as of September 1, 2006 and April 7, 2009; and
     WHEREAS, the Employer and Executive desire to amend the Agreement to bring the provisions into compliance with Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Employer and Executive agree to further amend the Agreement as follows:
     1. Paragraph 5.(b) of the Agreement is hereby amended by deleting said paragraph in its entirety and substituting in lieu thereof the following new Paragraph 5.(b):
     (b) BONUS. Executive shall be eligible to receive a bonus (the “Bonus”) for each fiscal year of Employer ending August 31 during the term of this Agreement. The amount of the Bonus shall be determined by, and in the sole discretion of, the Compensation Committee of the Board of Directors and shall be based upon its evaluation of Executive’s performance during the fiscal year and such other factors or criteria as it may, in its sole discretion, consider. The Bonus, if any, shall be paid in a lump sum, as soon as practicable following the end of the Employer’s fiscal year to which the Bonus relates, but in no event later than November 1 following the end of such fiscal year.
     2. Paragraph 6.(d) of the Agreement is hereby amended by deleting said paragraph in its entirety and substituting in lieu thereof the following new Paragraph 6.(d):
     (d) Executive may terminate this Agreement for Good Reason. Prior to terminating the Agreement for Good Reason, Executive must give Employer thirty (30) days advance written notice of his intent to terminate for Good Reason and the grounds therefore, such that Employer has the opportunity to cure and/or rectify the alleged breach, provided that such notice to terminate must be given no later than ninety (90) days from the initial existence of such Good Reason condition. Only if Employer does not cure the alleged breach at the end of thirty (30) days may Executive terminate for Good Reason.
     3. Paragraph 7 of the Agreement is hereby amended by deleting said paragraph in its entirety and substituting in lieu thereof the following new Paragraph 7:
     7. SEVERANCE. Executive shall be entitled to the following compensation upon termination of his employment resulting from:
     (a) TERMINATION RESULTING FROM DEATH OR DISABILITY. In the event Executive’s employment is terminated as a result of his death or disability, and such termination constitutes a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Executive or his estate shall be entitled to the following:
     (i) such life insurance or disability benefits as Executive may be entitled to pursuant to any life or disability insurance then maintained by the Employer for the benefit of its employees and executive officers and, in addition thereto, Employer shall pay a lump sum payment of fifty thousand dollars ($50,000.00) to Executive or his estate;
     (ii) a pro-rata share of Bonus in an amount as determined by the Compensation Committee of the Board of Directors in their sole discretion, payable no later than November 1 following the end of Employer’s fiscal year during which termination occurs;
     (iii) pursuant to the terms and conditions of the Employer’s Key Employee Long-Term Incentive Plan, payment, at such time as all other participants in that plan receive payment, of any cash incentive attributable to periods during which Executive was employed;
     (iv) to the extent permitted by the terms and conditions of Employer’s 1996 Long-Term Incentive Plan or other applicable equity incentive plan(s) and to the extent authorized by the terms of each of Executive’s outstanding award or grant agreements entered into pursuant to such plan(s), immediate vesting of all stock appreciation rights, restricted stock, and/or stock options previously awarded Executive; and
     (v) to the extent permitted by the terms and conditions of the Profit Sharing and 401(k) Plan and Benefit Restoration Plan maintained by the Employer, crediting of any Employer contribution to the Executive’s account attributable to the plan year during which termination occurs and accelerated full vesting of any previously unvested Employer contributions to the Executive’s account in such plans.
     (b) TERMINATION WITHOUT CAUSE BY EMPLOYER OR FOR GOOD REASON BY EXECUTIVE. In the event Executive’s employment is terminated without Cause by the Employer or for Good Reason by the Executive, and such termination constitutes a “separation from service” under Section 409A of the Code, Executive shall be entitled to the following:
     (i) lump sum payment of an amount equal to 1.5 times Executive’s then current annual base salary;
     (ii) a cash payment in lieu of Bonus equal to 1.5 times the average annual Bonus received by Executive for the five year period ended with Employer’s last complete fiscal year prior to termination without Cause by the Employer or for Good Reason by the Executive; and
     (iii) all those additional amounts described above in 7(a)ii, iii, iv and v.
     (c) TERMINATION FOR CAUSE. In the event Executive’s employment is terminated for Cause, Executive shall not be entitled to compensation.
     (d) TERMINATION WITHOUT CAUSE BY EMPLOYER OR FOR GOOD REASON BY EXECUTIVE WITHIN TWELVE MONTHS FOLLOWING A CHANGE OF CONTROL. If, within twelve months following a Change in Control, Executive’s employment is terminated by the Employer for any reason other than for Cause, death or disability or if Executive terminates employment for Good Reason during such twelve (12) month period, and such termination constitutes a “separation from service” under Section 409A of the Code, Executive shall be entitled to the following:
     (i) lump sum payment of two times Executive’s then current annual base salary;
     (ii) a cash payment in lieu of Bonus equal to two times the average annual Bonus received by Executive for the five year period ended with Employer’s last complete fiscal year prior to the Change of Control; and
     (iii) all those additional amounts described above in 7(a)ii, iii, iv and v; and
     (iv) a continuation of Welfare Benefit Plans (as those terms are defined in the Employer’s form Executive Employment Continuity Agreement, a copy of which was filed with the Securities and Exchange Commission as Exhibit 10.1 to Commercial Metals Company’s Form 10 Q for the quarter ended February 28, 2006 (the “EECAs”)), in which the Executive or his dependents are participating immediately prior to the Executive’s termination date. The Executive’s participation in the Welfare Benefit Plans shall be for twenty four (24) months under terms at least as favorable to Executive as those contained in the EECAs. To the extent such benefits provided by the Employer are taxable to Executive, such benefits, for purposes of Section 409A of the Code, shall be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise exempt from Section 409A of the Code, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year, and the rights to such in-kind benefits shall not be subject to liquidation or exchange for another benefit.
     (e) EMPLOYER’S NON-RENEWAL OF AGREEMENT. In the event, pursuant to Paragraph 3, the Employer elects not to renew this Employment Agreement, either at the end of the initial term or any successive one year extension, Executive shall receive a lump sum payment of one hundred thousand dollars ($100,000.00) upon Executive’s separation from service.

     (f) PAYMENT OF SEVERANCE. Except as otherwise provided, all lump sum or cash payments due to Executive pursuant to this Paragraph 7, subject to Paragraph 17, shall be paid to Executive as soon as practicable following the date of Executive’s separation from service, but in no event later than 2 1/2 months following the end of the calendar year in which Executive’s separation from service occurs.
     4. The Agreement is hereby amended by adding the following new Paragraph 17 to the Agreement:
     17. SECTION 409A; DELAY OF SEVERANCE PAYMENTS. To the extent (i) any post-termination payments to which Executive becomes entitled under this Agreement or any agreement or plan referenced herein constitute deferred compensation subject to Section 409A of the Code, and (ii) Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payment will not be made or commence until the earliest of (x) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (as such term is defined in the Treasury Regulations promulgated under Section 409A of the Code and any other guidance issued under Section 409A of the Code); and (y) the date of Executive’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Paragraph 17 will be paid to Executive or Executive’s beneficiary in one lump sum.
     5. Except to the extent specifically amended as provided herein, the Agreement is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall be and remain in full force and effect for any and all purposes. From and after the date of this Third Amendment, any and all references to the Agreement shall refer to the Agreement as hereby amended.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

EXECUTIVE	EMPLOYER

COMMERCIAL METALS COMPANY

/s/ Murray R. McClean	By:	/s/ Robert R. Womack

Murray R. McClean		Robert R. Womack, Director